UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2007 (February 9, 2007)

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 9, 2007, Dividend Capital Total Realty Trust Inc. (the “Company”) deposited a non-refundable amount of $500,000 into an escrow account in connection with an intended acquisition of an office property (the “Shackleford Office Center”) located in Little Rock, Arkansas, as described further below. The escrow account has been established pursuant to a purchase agreement entered into by and between a wholly-owned subsidiary of the Company and Harris/Hathaway JV LLC, the seller.

There is no assurance that the Company will be able to purchase Shackleford Office Center on the terms set forth herein or at all.

Property	Year Built	Total Approximate Acquisition Cost (1), (2)	Net Rentable Area (Square Feet)	Occupancy	Major Tenant (3)	Estimated Closing Date (4)
Shackleford Office Center	2001	$21,320,000	101,977	100%	Federal Bureau of Investigation	February 28, 2007

(1)	The Total Approximate Acquisition Cost is intended to be funded as follows: (i) an equity contribution from the Company using proceeds from the Company’s public equity offering and available cash and (ii) debt financing to be obtained by the Company, the terms of which have not yet been determined.
(2)	The Total Approximate Acquisition Cost includes a purchase price of $21 million, plus additional transfer taxes, due diligence and closing costs. Does not include an estimated acquisition fee to be paid by the Company (pursuant to the terms of an advisory agreement described in the Company’s prospectus) to the Advisor in the amount of approximately $420,000.
(3)	The Federal Bureau of Investigation will be the property’s sole tenant.
(4)	Estimated closing date for the purchase of Shackleford Office Center.

Item 9.01	Financial Statements and Exhibits

To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to items 201 and 203 on an amendment to the Current Report on Form 8-K within 75 days from the date of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
(Registrant)

Date: February 13, 2007	By:	/s/ JOHN E. BIALLAS
	Name:	John E. Biallas
	Title:	Chief Operating Officer

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